Exhibit 10.1

August 2, 2012

Sherrell Smith

Dear Sherrell,

Congratulations! On behalf of Universal Technical Institute, Inc. (UTI) it is a pleasure to confirm our offer of employment to you. The position is Senior Vice President of Operations at our Home Office. You will be reporting to Eugene Putnam, President & CFO. Your anticipated start date is August 20,2012. The rate of pay for this position is $12,307.69 payable bi-weekly or $320,000.00 if annualized.

Your total compensation also includes:

•	An initial mid-year grant of Restricted Stock shares with a value of approximately $16,667.00 subject to approval by the UTI Board of Directors at the next Board meeting which occurs during an open trading window. The number of Restricted Shares awarded will be determined on the grant date based on the fair market price of UTI stock at the close of the market, on the grant date. Restrictions on shares lapse ratably over four years. In addition, you will be eligible for participation in UTI’s annual equity grant program (when offered) at the executive level. This program is subject to board review and approval on an annual basis so there is no guarantee that this program will continue to be provided.

•	You will be eligible to participate in UTI’s FY 2012 Management Bonus Plan on a pro-rated basis, with a target bonus of 50%. Details to be outlined under separate cover. Please note that bonus payment is made at management’s sole discretion and is dependent upon individual and company performance, Board approval and/or other criteria as defined in the bonus plan.

•	You will be among a select group of employees eligible to participate in the Universal Technical Institute, Inc. Deferred Compensation Plan (“Plan”). The Plan is a valuable retirement savings program that will allow you to defer state and federal income taxes on a designated amount of salary and bonus, and the opportunity to earn tax-deferred investment returns on those deferrals. Currently the plan offers eligible participants an Incentive Matching Contribution that is equal to 50% of the amount you contribute to the Plan; provided the maximum “matchable” compensation that is eligible for the 50% match is 5% of your salary. The vesting of the Incentive Matching Contribution begins after 1 year of service and participants fully vest after 5 years.

•	An executive benefits package which currently includes company paid medical, dental and vision premiums for you and your family, paid short term and long term disability and basic life insurance. In addition you will be eligible to participate in our ArmadaCare Executive Health Plan that offers expanded medical, dental and vision coverage to executives and their covered dependents. This benefit provides additional tax-free funds for medical, dental and vision expenses that go beyond UTI’s underlying health plan up to maximum amounts specified in the ArmadaCare policy. Eligibility for group insurance benefits for regular, full time employees commences on the first day of the month following thirty days employment. Based on a start date of August 20, 2012 your benefits eligibility will be October 1, 2012. Because there is a waiting period for benefits, you may wish to consider electing health insurance continuation (COBRA) coverage from your previous employer. You are eligible to enroll in UTI’s 401(k) program after 30 days of employment.

•	You are eligible to enroll in UTI’s 401(k) program after 30 days of employment. At one year of service you will be eligible for the company match, which is $0.50 for every $1.00 you contribute, up to 5%. The company match, which vests 25% each year is fully vested after five years of employment.

•	Additionally, all full-time, regular employees are eligible to participate in the first available semi-annual Stock Purchase Plan “offering period” following 30 days of employment.

•	A reserved covered parking space.

•	Company paid blackberry/cell phone.

We have developed a core set of values to support our Mission and Vision. During your interview process, we felt you exemplified these values, which are:

•	Fun

•	Trust

•	Caring

•	Courage

•	Wisdom

•	Innovation

We are confident you will contribute to our success as we work together toward our common goal — to become industry’s choice for sourcing and developing professional technicians.

Universal Technical Institute, Inc. is an “at-will” employer. Either you or UTI will be free to end your employment at any time with or without reason or notice. Federal regulations require that all employees must comply with employment eligibility requirements and provide the appropriate documents which will be explained with the new hire packet. This offer of employment and continued employment is also contingent upon drug testing and background check policy compliance, which may include passing a credit check, your ability to be licensed for your job, if required, along with the signing of an agreement to arbitrate.  Please take the time to read this letter thoroughly. If you have any questions feel free to contact me at 623-445-9312.

We look forward to you joining our team!

Sincerely,

/s/ Rhonda Turner
SVP, People Services